UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934

BioClinica, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	11-2872047 (I.R.S. Employer Identification No.)

826 Newtown-Yardley Road

Newtown, Pennsylvania 18940

(Address of Principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC (NASDAQ Global Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Exchange Act:                                        None

Item 1.                                                         Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission by BioClinica, Inc. (the “Company”) on March 25, 2011 relating to the Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of March 23, 2011, between BioClinica, Inc. and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Such Registration Statement on Form 8-A/A is incorporated by reference herein.

On January 29, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among itself, BioCore Holdings, Inc. (“Parent”) and BC Acquisition Corp., a newly formed, wholly-owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser will commence a tender offer (the “Offer”) for all outstanding shares of the Company’s common stock, following which the Purchaser will merge with and into the Company (the “Merger”). A description of the Merger Agreement is available in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2013.

In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement, effective January 29, 2013 (the “Amendment”), which was approved by the Company’s Board of Directors on January 29, 2013. The Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the stockholder rights or any adverse event or notice requirement under the Rights Agreement. The Amendment further provides that the Rights Agreement will terminate immediately prior to the consummation of the Offer. The Amendment was also filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2013.

The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, and incorporated herein by reference.

Item 2.                                                         Exhibits

Exhibit No.	Exhibit Description

4.1

Amended and Restated Rights Agreement, dated as of March 23, 2011, between BioClinica, Inc. and Computershare Trust Company, N.A., as rights agent, (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed March 25, 2011).

4.2

Amendment to Amended and Restated Rights Agreement, dated as of January 29, 2013, between BioClinica, Inc. and Computershare Trust Company, N.A., as rights agent, (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed January 30, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOCLINICA, INC.

Date: January 30, 2013	By:	/s/ Mark L. Weinstein
Name: Mark L. Weinstein
Title: President and Chief Executive Officer